Immediate
     Thomas  G.  Granneman
          314/877-7730


                     RALCORP HOLDINGS REPORTS FOURTH QUARTER
                     AND FULL YEAR EARNINGS FOR FISCAL 2001

ST. LOUIS, MO, NOVEMBER 1, 2001 Ralcorp Holdings, Inc. (NYSE:RAH) today announced fourth quarter net earnings of $9.1 million for fiscal 2001, up from $5.3 million for the fourth quarter of fiscal 2000. Fourth quarter diluted earnings per share were $.30, compared to $.18 last year. For the years ended September 30, 2001 and 2000, net earnings totaled $39.9 and $36.4, respectively, with diluted earnings per share of $1.33 versus $1.19.

Net earnings for fiscal 2001 included $4.2 million of pre-tax income from a merger termination fee recorded in the first quarter. Also, changes in Ralcorp's stock price resulted in mark-to-market adjustments to the Company's deferred compensation liability, yielding pre-tax expense of $.2 million and $1.9 million for the quarter and year ended September 30, 2001, respectively, compared to pre-tax expense of $.7 million and pre-tax income of $.9 million for the corresponding periods last year. Finally, the Company recorded pre-tax charges totaling $1.0 million and $2.6 million during the fourth quarter and full fiscal 2001, respectively, related to the move of its Baltimore and San Jose operations to other facilities, while a $2.5 million charge related to the Baltimore plant closure was recorded in the fourth quarter of fiscal 2000. Excluding the merger termination fee, the deferred compensation adjustments, and the closure and relocation charges, diluted earnings per share were $.32 and $1.34 in the quarter and year ended September 30, 2001, compared to $.25 and $1.22 in the corresponding prior year periods.

Net sales for the fourth quarter of fiscal 2001 were $313.9 million compared to $270.9 million for the three months ended September 30, 2000. For the years ended September 30, 2001 and 2000, net sales were $1,178.0 million and $847.0 million, respectively, an increase of $331.0 million, or 39 percent.

During the fourth quarter, Ralcorp implemented accounting reclassifications as a result of consensuses reached by the Financial Accounting Standards Board's Emerging Issues Task Force (EITF) on issues 00-10, "Accounting for Shipping and Handling Fees and Costs," 00-14, "Accounting for Certain Sales Incentives," and 00-25, "Accounting for Consideration from a Vendor to a Retailer in Connection with the Purchase or Promotion of the Vendor's Products." These reclassifications had no impact on net earnings or earnings per share but did increase reported net sales, as well as certain operating costs and expenses. All periods presented reflect the impact of these accounting changes. In addition, net sales were significantly increased through the acquisition of The Red Wing Company, Inc. in July 2000, and to a lesser extent by other business acquisitions.

NET SALES BY SEGMENT                   Three Months Ended       Year Ended
(in millions)                             September 30,        September 30,
-------------------------------------   ----------------    ------------------
                                          2001     2000       2001       2000
                                        -------  -------    ---------  -------
Ralston Foods                           $  80.9  $  78.2    $   310.6  $ 296.2
Bremner                                    73.1     66.8        264.6    248.3
                                        -------  -------    ---------  -------
  Cereals, Crackers & Cookies             154.0    145.0        575.2    544.5
  Snack Nuts & Candy                       44.7     50.3        182.3    176.7
  Dressings, Syrups, Jellies & Sauces     115.2     75.6        420.5    125.8
                                        -------  -------    ---------  -------
    Total Net Sales                     $ 313.9  $ 270.9    $ 1,178.0  $ 847.0
                                        =======  =======    =========  =======

PROFIT BY SEGMENT                      Three Months Ended        Year Ended
(in millions)                             September 30,         September 30,
-------------------------------------   ----------------      ----------------
                                          2001     2000         2001     2000
                                        -------  -------      -------  -------
  Cereals, Crackers & Cookies           $  15.0  $  15.3      $  58.4  $  57.5
  Snack Nuts & Candy                        4.6      4.1         15.9      9.7
  Dressings, Syrups, Jellies & Sauces       4.1      1.8          7.6      3.5
                                        -------  -------      -------  -------
    Total Segment Profit                $  23.7  $  21.2      $  81.9  $  70.7
                                        =======  =======      =======  =======

CEREALS,  CRACKERS  &  COOKIES
------------------------------
Fourth quarter net sales for the Cereals, Crackers & Cookies segment were up $9.0 million (6 percent) from last year, with the Ralston Foods cereal division and the Bremner cracker and cookie division reporting increases of $2.7 million and $6.3 million, respectively. For the year, the segment's sales were up $30.7 million (6 percent), as Ralston Foods and Bremner contributed increases of $14.4 million and $16.3 million, respectively.

Most of the improvements at Ralston Foods were the result of new product offerings and increased distribution with several key customers. Despite an industry decline in the overall ready-to-eat (RTE) cereal category, Ralston Foods' fiscal 2001 base store brand RTE cereal volume, excluding co-manufacturing, increased more than 4 percent from last year, though the fourth quarter was nearly flat. Average RTE prices declined during the year due to competitive pricing pressures, but showed slight improvement in the fourth quarter. Volume under RTE co-manufacturing agreements in the current year periods was nearly double the volume of last year's periods, but lower pricing partially offset the impact on net sales. Ralston Foods' hot cereal sales were up 8 percent and 1 percent for the fourth quarter and twelve months, respectively, with improved volume in the quarter and a favorable product mix in both periods.

Bremner cracker volumes improved 3 percent and 1 percent for the fourth quarter and year, respectively. Cookie volumes were up 30 percent for the fourth quarter and 20 percent for the year, primarily as a result of new customer sales. The impact on net sales dollars was not as great since much of the new volume consisted of lower-priced sandwich creme cookies. In addition to improved sales from its pre-existing cracker and cookie businesses, Bremner benefited from a full year of revenue from Cascade Cookie Company in fiscal 2001, acquired on January 28, 2000.

Profit for the Cereals, Crackers & Cookies segment was down 2 percent for the quarter but up 2 percent for the year. Profit was hurt by reduced margins caused by competitive pricing pressures and higher energy and packaging costs. These negative effects were offset by lower ingredient costs, improved production efficiencies due to increased volumes, and the continued focus on aggressive cost containment. Finally, profit related to current year co-manufacturing business in both RTE and hot cereals slightly exceeded the profit earned through co-manufacturing agreements in place during the prior year.

SNACK  NUTS  &  CANDY
---------------------
Fourth quarter net sales for the Snack Nuts & Candy segment (also known as Nutcracker) were down 11 percent, while net sales for the full year were up 3 percent. The fourth quarter decrease was primarily due to the timing of holiday shipments as well as reduced sales to a major customer. The year-over-year increase reflects the benefit of a full year of Linette candy business, partially offset by lower snack nut sales. Linette, a chocolate candy manufacturer, was acquired on May 1, 2000. The decrease in snack nut sales was primarily due to the aforementioned reduction in sales to a major customer, partially offset by volume growth with other existing customers.

Nutcracker's fourth quarter and twelve-month profit increased $.5 million and $6.2 million, respectively, from the corresponding periods last year. This improvement was due not only to the addition of Linette, but also to greater manufacturing efficiencies and more favorable raw material costs, primarily cashews, in the snack nut businesses.

DRESSINGS,  SYRUPS,  JELLIES  &  SAUCES
---------------------------------------
The Company's Dressings, Syrups, Jellies & Sauces segment (also known as Carriage House) comprises the operations of Martin Gillet & Co., Inc., acquired in 1999, The Red Wing Company, Inc., acquired on July 14, 2000 and the wet products portion of The Torbitt & Castleman Company, LLC (Torbitt), acquired on January 31, 2001. As previously disclosed, the Company has undertaken a major cost reduction effort within Carriage House, including two plant closures. The closing of the Baltimore facility and the moving of production and equipment to other facilities were substantially completed in January 2001. The Company recorded a $2.5 million pre-tax restructuring charge related to this move in the fourth quarter of fiscal 2000 and additional charges totaling $1.9 million before taxes during fiscal 2001. The second plant closure, in San Jose, CA, is nearly complete, and all related production has been transferred to other Carriage House facilities. Most of the associated costs were recorded as an adjustment to the fair value of property acquired or a liability assumed during the purchase of Red Wing, while costs totaling $.7 million were expensed during fiscal 2001. The closure of the Baltimore and San Jose plants are part of the ongoing effort to rationalize the segment's production capacity and improve operating efficiencies. Management has also initiated other cost reduction and efficiency studies aimed at improving the segment's overall profitability.

The segment's net sales for the quarter and year ended September 30, 2001 reflect significant increases from the corresponding periods last year due to the timing of the Red Wing and Torbitt acquisitions. In a comparison of actual fiscal 2001 period results to pro forma fiscal 2000 period results (including actual Red Wing results for the full year and actual Torbitt results for February through September), sales volumes for the fourth quarter were up 5 percent, while twelve-month sales volumes were up 1 percent. Corresponding net sales dollars, which were negatively affected by competitive pricing pressures and product mix in the first half of the year, were up 3 percent for the quarter and down 2 percent for the year. Although the segment benefited from savings resulting from the closure of the Baltimore plant, as well as additional synergies with Torbitt, profit for the year was hurt by competitive pricing pressures and higher energy and packaging costs, especially during the first half of the year.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
Fourth quarter net interest expense decreased 29% from the prior year as interest rates dropped significantly during fiscal 2001. For the year, net interest expense increased to $15.9 million from $8.8 million last year, reflecting Ralcorp's higher debt levels resulting from the fiscal 2000 and 2001 acquisitions, partially offset by lower average interest rates in recent months.

Earnings before interest, income taxes, depreciation and amortization, excluding the equity earnings from its Vail investment and the nonrecurring merger termination fee and plant closure and relocation costs, ("Food Business EBITDA") was $114.0 million for the year ended September 30, 2001. This represents a 13 percent improvement over the Food Business EBITDA in the corresponding period of the prior year of $100.6 million.

Certain aspects of the Company's operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.6 percent equity ownership interest in Vail Resorts, Inc. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. Vail Resorts' operations are highly seasonal, typically yielding more than the entire year's equity income during the Company's second and third fiscal quarters. For the fourth quarter ended September 30, 2001, this investment resulted in a non-cash pre-tax loss of $3.1 million ($2.0 million after taxes), compared to $3.0 million ($2.0 million after taxes) for last year's fourth quarter. The equity income, net of taxes, was $3.9 million and $3.4 million for fiscal years 2001 and 2000, respectively.

ADDITIONAL  INFORMATION
-----------------------
See the attached schedule and notes for additional information on the quarter and twelve-month results for both years.

On  October 1, 2001, Ralcorp adopted Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets," which stops the amortization of goodwill and requires a goodwill impairment test at least annually. In fiscal 2001, Ralcorp's goodwill amortization expense was $7.9 million ($6.2 million after taxes), or about $.21 per diluted share. In fiscal 2000, Ralcorp's goodwill amortization expense was $5.4 million ($4.4 million after taxes), or about $.14 per diluted share. In addition to the positive impact of the elimination of Ralcorp's goodwill amortization expense in future periods, the lack of Vail's goodwill amortization expense should have a small positive effect on Ralcorp's after-tax equity earnings when Vail implements SFAS 142. Ralcorp will complete its first impairment test under SFAS 142 by the end of the second quarter of fiscal 2002.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers. Ralcorp's diversified product mix includes: ready-to-eat and hot cereals, crackers and cookies, snack nuts, chocolate candy, salad dressings, mayonnaise, peanut butter, jams and jellies, syrups, and various sauces. In addition, Ralcorp holds a 21.6 percent interest in Vail Resorts, Inc. (NYSE:MTN), the premier mountain resort operator in North America.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###


                                        RALCORP HOLDINGS, INC.
                                  CONSOLIDATED STATEMENT OF EARNINGS
                                  (in millions except per share data)

                                                 Three Months Ended         Year Ended
                                                    September 30,          September 30,
                                                 ------------------    --------------------
                                                   2001      2000        2001       2000
                                                 --------  --------    ---------  ---------
Net Sales                                        $  313.9  $  270.9    $1,178.0   $  847.0
                                                 --------  --------    ---------  ---------

Costs and Expenses
  Cost of products sold                             252.6     217.5       952.4      672.0
  Selling, general and administrative                39.2      35.0       153.2      111.1
  Interest expense, net                               3.2       4.5        15.9        8.8
  Plant closure and relocation costs                  1.0       2.5         2.6        2.5
  Merger termination fee, net
    of related expenses                                 -         -        (4.2)         -
                                                 --------  --------    ---------  ---------
    Total Costs and Expenses                        296.0     259.5     1,119.9      794.4
                                                 --------  --------    ---------  ---------
Earnings before Income Taxes and Equity Earnings     17.9      11.4        58.1       52.6
Income Taxes                                          6.8       4.1        22.1       19.6
                                                 --------  --------    ---------  ---------
Earnings before Equity Earnings                      11.1       7.3        36.0       33.0
Equity in Earnings of Vail Resorts, Inc.,
  Net of Related Deferred Income Taxes               (2.0)     (2.0)        3.9        3.4
                                                 --------  --------    ---------  ---------
Net Earnings                                     $    9.1  $    5.3    $   39.9   $   36.4
                                                 ========  ========    =========  =========

Earnings per Share
    Basic                                        $    .30  $    .18    $   1.34   $   1.21
    Diluted                                      $    .30  $    .18    $   1.33   $   1.19

Weighted Average Shares Outstanding
    Basic                                            29.9      29.9        29.9       30.2
    Diluted                                          30.1      30.2        30.1       30.6

Notes:

1) During the fourth quarter of fiscal 2001, the Company implemented accounting reclassifications as a result of EITF 00-10, 00-14, and 00-25. These reclassifications had no impact on net earnings or earnings per share but did increase reported net sales, as well as certain operating costs and expenses. All periods presented reflect the impact of these accounting changes.

2) Agribrands International, Inc. terminated a merger agreement with Ralcorp on December 1, 2000. In accordance with the agreement, Ralcorp received a payment of $5.0 as a termination fee, which was recorded in the first quarter of fiscal 2001 net of related expenses.